                            U.S. COMPUTER SERVICES
                          DEFERRED COMPENSATION PLAN
                               TABLE OF CONTENTS

                                                             Page

SECTION 1  DEFINITIONS

          1.1  "Affiliate"                                      1
          1.2  "Beneficiary"                                    1
          1.3  "Board of Directors"                             2
          1.4  "Code"                                           2
          1.5  "Committee"                                      2
          1.6  "Company"                                        2
          1.7  "Compensation"                                   2
          1.8  "Compensation Deferrals"                         3
          1.9  "Disability"                                     3
          1.10  "Eligible Employee"                             3
          1.11  "Employers"                                     3
          1.12  "ERISA"                                         4
          1.13  "Participant"                                   4
          1.14  "Participant's Account" or "Account"            4
          1.15  "Plan"                                          4
          1.16  "Plan Year"                                     4

SECTION 2  PARTICIPATION

          2.1  Participation                                    4
               2.1.1  Initial Elections by Current Employees    5
               2.1.2  Initial Elections by New Eligible
                      Employees                                 5
               2.1.3  Elections for Subsequent Plan Years       5
               2.1.4  No Election Changes During Plan Year      6
               2.1.5  Specific Timing and Method of Election    6
          2.2  Hardship Suspension of Participation             7
          2.3  Termination of Participation                     7

SECTION 3  COMPENSATION DEFERRAL ELECTIONS

          3.1  Compensation Deferrals                           8
          3.2  Crediting of Compensation Deferrals              9
          3.3  Deemed Interest                                  9
          3.4  Form of Payment                                  9
          3.5  Normal Time for Payment                         10
          3.6  In-Service Withdrawals                          10

SECTION 4  ACCOUNTING

          4.1  Participants' Accounts                          11
          4.2  Participants Remain Unsecured Creditors         11
          4.3  Accounting Methods                              11
          4.4  Reports                                         11

SECTION 5  DISTRIBUTIONS

          5.1  Normal Time for Distribution                   12


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               5.1.1  Termination Date                         12
               5.1.2  Rules for Installment Payments           12
          5.2  Special Rule for Disability                     13
               5.2.1  Amount of Additional Credited
                      Contributions                            13
               5.2.2  Time for Payment and Cessation of
                      Additional Credited Contributions        14
          5.3  Death of the Participant                        15
          5.4  Beneficiary Designations                        15
               5.4.1  Changes                                  15
               5.4.2  Failed Designations                      15
          5.5  Financial Hardship                              16
          5.6  Payments to Incompetents                        16
          5.7  Undistributable Accounts                        16
          5.8  Committee Discretion                            17

SECTION 6  PARTICIPANT'S INTEREST IN ACCOUNT

          6.1  Compensation Deferral Contributions             17

SECTION 7  ADMINISTRATION OF THE PLAN

          7.1  Plan Administrator                              18
          7.2  Committee                                       18
          7.3  Actions by Committee                            18
          7.4  Powers of Committee                             18
          7.5  Decisions of Committee                          20
          7.6  Administrative Expenses                         20
          7.7  Eligibility to Participate                      20
          7.8  Indemnification                                 20

SECTION 8  FUNDING

          8.1  Unfunded Plan                                   21

SECTION 9  MODIFICATION OR TERMINATION OF PLAN

          9.1  Employers' Obligations Limited                  21
          9.2  Right to Amend or Terminate                     22
          9.3  Disposition of Affiliates                       22
          9.4  Effect of Termination                           23

SECTION 10  GENERAL PROVISIONS

          10.1  Participation by Affiliates                    23
          10.2  Inalienability                                 24
          10.3  Rights and Duties                              24
          10.4  No Enlargement of Employment Rights            24
          10.5  Apportionment of Costs and Duties              24
          10.6  Compensation Deferrals Not Counted Under
                    Other Employee Benefit Plans               25
          10.7  Applicable Law                                 25
          10.8  Severability                                   25
          10.9  Captions                                       25


                                       ii

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                     U.S. COMPUTER SERVICES
                   DEFERRED COMPENSATION PLAN

                 (EFFECTIVE SEPTEMBER 1, 1994)


          U.S. COMPUTER SERVICES, a California corporation, hereby establishes the U.S. Computer Services Deferred Compensation Plan, effective September 1, 1994, for the benefit of a select group of management employees of the Company and its participating Affiliates, in order to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

                           SECTION 1

                          DEFINITIONS

          The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

          1.1 "AFFILIATE" shall mean (a) the Company, and (b) each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with any Employer.

          1.2 "BENEFICIARY" shall mean the person or persons entitled to receive the balance credited to a Participant's Account under the Plan upon the death of the Participant, as provided in Section 5.4.


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          1.3  "BOARD OF DIRECTORS" shall mean the Board of Directors of the
Company, as constituted from time to time.

          1.4 "CODE" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

          1.5 "COMMITTEE" shall mean the committee appointed by the Board of Directors to administer the Plan. The members of the Committee shall serve at the pleasure of the Board of Directors.

          1.6 "COMPANY" shall mean U.S. Computer Services, a California corporation.

          1.7 "COMPENSATION" shall mean the base salary (including car allowance) of a Participant, but reduced by welfare plan contributions and deductions, elected deferrals and deductions (E.G., 401(k) contributions, 401(k) loan repayments, Section 125 flexible benefits deductions, and Company cafeteria charges), and any other amounts required to be withheld for taxes or otherwise (E.G., pursuant to an order for garnishment). A Participant's Compensation shall not include any other type of remuneration.

          1.8 "COMPENSATION DEFERRALS" shall mean the amounts credited to Participants' Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

          1.9 "DISABILITY" or "DISABLED" shall mean a physical or mental impairment that (a) renders a Participant incapable of performing the functions of his or her position for a period of two years, and (b) thereafter, based on factors such as the


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Participant's education and training, renders him or her incapable of performing work in any capacity. A Participant shall be Disabled only if he or she is determined to be disabled by a third party or parties designated from time to time by the Committee.

          1.10 "ELIGIBLE EMPLOYEE" shall mean an employee of an Employer who holds the title of Director or above. Notwithstanding the preceding, the Board of Directors, in its sole discretion, may (a) change the required title for purposes of determining eligibility for the Plan, and (b) determine that one or more otherwise eligible employees of an Employer shall not be Eligible Employees.

          1.11 "EMPLOYERS" shall mean the Company and each of its Affiliates that adopts the Plan with the approval of the Board of Directors. With respect to an individual Participant, "EMPLOYER" shall mean the Company or its Affiliate that (a) directly employs such Participant, and (b) has adopted the Plan (with the approval of the Board of Directors).

          1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

          1.13 "PARTICIPANT" shall mean an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.

          1.14  "PARTICIPANT'S ACCOUNT" or "ACCOUNT" shall mean


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as to any Participant the separate account maintained on the books of the
Employers in order to reflect his or her interest under the Plan.

          1.15 "PLAN" shall mean the U.S. Computer Services Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
          1.16 "PLAN YEAR" shall mean the calendar year. Notwithstanding the preceding, the 1994 Plan Year shall be the period September 1, 1994 (the effective date of the Plan), through December 31, 1994.

                           SECTION 2

                         PARTICIPATION

          2.1 PARTICIPATION. Each Eligible Employee's decision to become a Participant shall be entirely voluntary.

               2.1.1 INITIAL ELECTIONS BY CURRENT EMPLOYEES. An Eligible Employee may elect to become a Participant in the Plan by electing, no later than September 1, 1994, to make Compensation Deferrals under the Plan. An election under this Section 2.1.1 to make Compensation Deferrals shall be effective for the Plan Year beginning September 1, 1994, and for the Plan Year beginning January 1, 1995.

               2.1.2 INITIAL ELECTIONS BY NEW ELIGIBLE EMPLOYEES. Each employee who becomes an Eligible Employee after August 24, 1994 (whether by hire or promotion) may elect to become a Participant in the Plan by electing, within 30 days of the date of his or her hire or promotion (as the case may be), to make Compensation Deferrals under the Plan. An election under this
Section 2.1.2 to make Compensation Deferrals shall be


                                       4

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effective (a) as of the first day of the first calendar month which begins after the Eligible Employee has been such for 30 consecutive days, and (b) for the immediately following Plan Year. Notwithstanding clause (b) of the preceding sentence, prior to the beginning of such immediately following Plan Year, and pursuant to such procedures as the Committee may specify from time to time, the Eligible Employee may increase or decrease the amount of his or her deferral for such Plan Year, provided that the Participant may not decrease the amount of his or her deferral below the $5,000 minimum required by Section 3.1.

                2.1.3 ELECTIONS FOR SUBSEQUENT PLAN YEARS. An Eligible Employee may elect to become a Participant (or to continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than December 31 of the preceding Plan Year, to make Compensation Deferrals under the Plan. An election under this Section 2.1.3 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made.

                2.1.4 NO ELECTION CHANGES DURING PLAN YEAR. A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year, except that (a) pursuant to such procedures as the Committee may specify from time to time, a Participant may increase his or her deferrals for the remainder of the Plan Year (but only with respect to Compensation that is not yet earned), (b) to the limited extent provided in Sections 2.1.2 and 2.2, a Participant may change or revoke his or her election, and (c) if a Participant's job changes to a position which is ineligible for the Plan, his or her deferrals under the Plan shall cease.


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

           2.1.5 SPECIFIC TIMING AND METHOD OF ELECTION. Notwithstanding any contrary provision of this Section 2.1, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in Sections 2.1.1, 2.1.2, and 2.1.3, but shall not be later than the deadlines prescribed in such Sections.

          2.2 HARDSHIP SUSPENSION OF PARTICIPATION. In the event that a Participant incurs a "financial hardship" (as defined in this Section 2.2), the Committee, in its sole discretion, may suspend the Participant's Compensation Deferrals for the remainder of the Plan Year. However, an election to make Compensation Deferrals under Section 2.1 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with this Section 2.2. For purposes of the Plan, a "financial hardship" shall mean a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the Participant which would, if no suspension of deferrals (or accelerated distribution under Section 5.5) were made, result in severe financial burden to the Participant or a member of his or her immediate family. Also, a financial hardship does not exist to the extent that the hardship may be relieved by (a) reimbursement or compensation by insurance, (b) liquidation of the Participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or (c) any loan available to the Participant (to the extent the payments on such loan would not themselves cause severe financial hardship).


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           2.3  TERMINATION OF PARTICIPATION.  An Eligible Employee who has
become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

                            SECTION 3

                 COMPENSATION DEFERRAL ELECTIONS

           3.1 COMPENSATION DEFERRALS. At the times and in the manner prescribed in Section 2.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited to his or her Account under the Plan on the books of the Employer. For each Plan Year, an Eligible Employee may elect to defer an amount equal to any specific dollar amount (in whole dollar increments) of the Participant's Compensation, provided that the percentage or dollar amount elected by the Participant shall result in an expected deferral of not less than $5,000 of his or her Compensation. Notwithstanding the preceding sentence, the minimum deferral amount shall, in such manner as the Committee may determine from time to time, be prorated (a) for the Plan Year beginning September 1, 1994, and (b) with respect to each Participant who becomes a Participant under
Section 2.1.2, for his or her first year of active participation in the Plan. Also, notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant's Compensation Deferrals to the extent necessary to satisfy applicable withholding tax requirements and employee welfare plan contributions.

           3.2 CREDITING OF COMPENSATION DEFERRALS. The amounts deferred pursuant to Section 3.1 shall reduce the Participant's Compensation during the Plan Year and shall be credited to the Participant's Account as of the last day of the pay period in which the amounts (but for the deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Committee under such formulae as it shall adopt from time to time.

           3.3 DEEMED INTEREST ON ACCOUNTS. The amount that is credited to each Participant's Account shall be credited with deemed interest as of the end of each calendar month. Deemed interest shall be credited at such rate(s), and in accordance with such calculation methods, as the Board of Directors, in its sole discretion, may determine from time to time.

           3.4 FORM OF PAYMENT. Each Participant shall indicate on his or her first deferral election made pursuant to Section 3.1 the form of payment for his or her Account. A Participant may elect (a) a lump sum payment, (b) five annual installment payments, (c) ten annual installment payments, or (d) fifteen annual installment payments. On any subsequent deferral election (I.E., an election for a subsequent Plan Year), each Participant may choose a different form of payment (from the above choices); provided, however, that a Participant may not choose a more rapid form of payment. A Participant's last effective election shall apply to all amounts credited to the Participant's Account, without regard to the Plan Year in which such amounts are credited (except as provided in Section 3.6).

          3.5 NORMAL TIME FOR PAYMENT. Each Participant's Account shall be distributed at the time(s) provided in Section 5, except as provided in
Section 3.6.

          3.6 IN-SERVICE WITHDRAWALS. Notwithstanding any contrary provision of the Plan, and pursuant to such procedures as the Committee may adopt from time to time, a Participant may indicate on his or her deferral election (made pursuant to Section 3.1) the time for payment of all or a portion of the Compensation Deferrals to be made for the specific Plan Year covered by such deferral election. Payment of the principal amount of such deferrals will be made in four equal installments, commencing on the date elected by the Participant. Payment of the deemed interest on such deferrals will be made at the time provided in Section 5 (with the remaining balance, if any, credited to the Participant's Account). A Participant may elect to commence receiving payment of the principal amount of the deferrals after any whole number of calendar years (not less than five) specified by the Participant in his or her deferral election. A Participant's election as to the time for commencement of payment shall be irrevocable and shall apply to the elected portion of the amounts credited to the Participant's Account during the Plan Year with respect to which the election is made, provided that if the Participant terminates employment prior to the final scheduled payment under this Section 3.6, distribution of the entire remaining balance credited to his or her Account shall instead be made in the time and manner provided in Section 5.

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                           SECTION 4

                          ACCOUNTING

      4.1 PARTICIPANTS' ACCOUNTS. At the direction of the Committee, there shall be established and maintained on the books of the Employer, a separate Account for each Participant to which shall be credited all Compensation Deferrals made by the Participant, and deemed interest on such Compensation Deferrals.

      4.2 PARTICIPANTS REMAIN UNSECURED CREDITORS. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. Each Participant's interest in the Plan shall make him or her only a general, unsecured creditor of the Employer.

      4.3 ACCOUNTING METHODS. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants' Accounts, including the calculation and crediting of deemed interest, shall be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

      4.4 REPORTS. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

                           SECTION 5

                         DISTRIBUTIONS

      5.1 NORMAL TIME FOR DISTRIBUTION. Subject to Sections 3.6, 5.2, and 5.3, distribution of the balance credited to a Participant's Account shall commence no later than January 15 of the Plan Year following the Participant's "termination date" (as defined in Section 5.1.1).

           5.1.1 TERMINATION DATE. A Participant's "termination date" means the date of the Participant's termination of employment with all Employers and Affiliates for any reason, except as provided in the following sentence. However, if (a) the Participant's termination of employment with all Employers and Affiliates occurs on account of the sale of the stock or assets of the Affiliate employing the Participant, or due to a spin-off, split-up or other similar change in the capital structure of the Affiliate, and (b) the Participant continues in employment with the new non-Affiliate (or its successor), then the Participant's "termination date" means the date of the Participant's termination of employment for any reason from such non-Affiliate.

           5.1.2 RULES FOR INSTALLMENT PAYMENTS. If, pursuant to Section 3.4, the Participant elected to receive five, ten or fifteen annual installment payments, his or her first installment shall be equal to 1/5th, 1/10th, or 1/15th (respectively) of the balance then credited to his or her Account. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance then credited to the Participant's Account, divided by the number of installments remaining to be made. While a Participant's Account is in installment payout status, the unpaid balance credited to the Participant's Account shall continue to be credited with deemed interest under Section 3.3.

      5.2 SPECIAL RULE FOR DISABILITY. If a Participant becomes Disabled prior to his or her termination of employment with all Employers and Affiliates, the balance then credited to his or her Account shall be distributed to him or her at the time specified in Section 5 and in the form and manner elected under Section 3.4. In addition, if at the time of commencement of Disability, the Participant (a) is actively making Compensation Deferrals, and (b) is at least age 19, but not older than age 59, then as provided in Sections 5.2.1 and 5.2.2, his or her Account shall be credited with special contributions for each Plan Year during which the Disability exists.

           5.2.1 AMOUNT OF ADDITIONAL CREDITED CONTRIBUTIONS. For a Participant who becomes Disabled when he or she is at least age 19, but less than age 26, the amount of additional contributions for each Plan Year shall equal the amount of his or her last elected Compensation Deferral, but in no event shall the additional contribution exceed $35,000 per Plan Year. For a Participant who becomes Disabled when he or she is at least age 26, but less than age 41, the amount of additional contributions for each Plan Year shall equal the amount of his or her last elected Compensation Deferral, but in no event shall the additional contribution exceed $40,000 per Plan Year. For a Participant who becomes Disabled when he or she is at least age 41, but not older than age 59, the amount of additional contributions for each Plan Year shall equal the amount of his or her last elected Compensation Deferral, but in no event shall the additional contribution exceed $50,000 per Plan Year.

           5.2.2 TIME FOR PAYMENT AND CESSATION OF ADDITIONAL CREDITED CONTRIBUTIONS. Within 30 days of the date that the Participant terminates employment on account of becoming Disabled, he or she shall elect a form of payment for any additional contributions credited under this Section 5.2. A Participant may elect (a) a lump sum payment, (b) five annual installment payments, (c) ten annual installment payments, or (d) fifteen annual installment payments. The time for payment (or, in the case of installments, commencement of payment) shall be the Participant's 65th birthday (or, if the Participant dies prior to his or her 65th birthday, January 15 of the Plan Year following the Plan Year in which the death occurs). All additional contributions under this Section 5.2 shall cease upon the earlier of (a) the date that the Participant ceases to be Disabled, or (b) the date that the entire balance credited to the Participant's Account has been distributed.

      5.3 DEATH OF THE PARTICIPANT. If a Participant dies, the balance then credited to his or her Account shall be distributed to his or her Beneficiary or Beneficiaries, in the same form and manner elected by the Participant under Sections 3.4 and 3.6.

      5.4 BENEFICIARY DESIGNATIONS. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries. Primary and secondary Beneficiaries are permitted.


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

           5.4.1 CHANGES. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

           5.4.2  FAILED DESIGNATIONS.    If a Participant dies without
having effectively designated a Beneficiary, or if no Beneficiary (primary or secondary) survives the Participant, the Participant's Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

      5.5 FINANCIAL HARDSHIP. In the event that a Participant incurs a "financial hardship" (as defined in Section 2.2), the Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant's Account shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.5 shall be limited to the amount reasonably necessary to alleviate the Participant's hardship. Also, payment under this Section 5.5 may not be made to the extent that the hardship may be relieved by suspension of the Participant's Compensation Deferrals in accordance with


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

Section 2.2.

      5.6 PAYMENTS TO INCOMPETENTS. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

      5.7 UNDISTRIBUTABLE ACCOUNTS. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant's Account is payable under this Section 5, the Participant's Account shall continue to be credited with deemed interest in accordance with Section 3.3. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of 35 months shall be forfeited as of the end of the 35th month. If a Participant whose Account was forfeited under this Section 5.7 (or his or her Beneficiary) files a claim for distribution of the Account after the date that it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid by the Employer in a lump sum cash payment as soon as practicable thereafter.

      5.8 COMMITTEE DISCRETION. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

                           SECTION 6

               PARTICIPANT'S INTEREST IN ACCOUNT

          6.1 COMPENSATION DEFERRAL CONTRIBUTIONS. Subject to Sections 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant's interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.


                           SECTION 7

                   ADMINISTRATION OF THE PLAN

          7.1 PLAN ADMINISTRATOR. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

          7.2  COMMITTEE.  The Plan shall be administered by the Committee.
The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

          7.3 ACTIONS BY COMMITTEE. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

          7.4 POWERS OF COMMITTEE. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

          (a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

          (b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

          (c) To cause one or more separate Accounts to be maintained for each Participant;

          (d) To cause Compensation Deferrals and deemed interest to be credited to Participants' Accounts;

          (e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

          (f) To determine the manner and form in which any distribution is to be made under the Plan;

          (g) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

          (h) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

          (i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

          (j) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

          (k) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

          (l) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

          (m) to decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants.

          7.5 DECISIONS OF COMMITTEE. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

          7.6 ADMINISTRATIVE EXPENSES. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

          7.7 ELIGIBILITY TO PARTICIPATE. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

          7.8 INDEMNIFICATION. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

                           SECTION 8
                            FUNDING

          8.1 UNFUNDED PLAN. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Employer. Nothing contained in the Plan shall give any Participant or beneficiary any interest in or claim against any specific assets of the Employer.

                           SECTION 9
              MODIFICATION OR TERMINATION OF PLAN

          9.1 EMPLOYERS' OBLIGATIONS LIMITED. The Employers intend to continue the Plan indefinitely, and to maintain each Participant's Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

          9.2 RIGHT TO AMEND OR TERMINATE. The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason.

          9.3 DISPOSITION OF AFFILIATES. Notwithstanding any contrary provision of the Plan, in the event that one or more Participants transfer employment to a non-Affiliate pursuant to an agreement regarding the sale of the stock or assets of an Affiliate, or a spin-off, split-up or other change in the capital structure of an Affiliate (each, an "affected Participant"), the Board of Directors, in its sole discretion, may determine that (a) the liability for amounts credited to an affected Participant's Account shall be assigned or transferred to such non-Affiliate (or an affiliate thereof), and upon acceptance by the non-Affiliate (or affiliate thereof) of such liability, no Employer shall have any liability under the Plan to such affected Participant, or (b) the amounts credited to an affected Participant's Account shall be distributed to him or her (in a single lump sum) no later than January 15 of the Plan Year following the affected Participant's termination of employment with all Employers and Affiliates.

          9.4 EFFECT OF TERMINATION. If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants' Accounts as of any earlier date.

                           SECTION 10
                       GENERAL PROVISIONS

          10.1 PARTICIPATION BY AFFILIATES. One or more Affiliates of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board of Directors. By adopting the Plan, an Affiliate shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board of Directors to amend the Plan, and (b) to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer. A list of participating Employers, and the effective dates of their participation, is attached hereto as Appendix A.

          10.2 INALIENABILITY. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant's interest in the Plan is not transferable pursuant to a domestic relations order.

          10.3  RIGHTS AND DUTIES.  Neither the Employers nor the

Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

          10.4 NO ENLARGEMENT OF EMPLOYMENT RIGHTS. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

          10.5 APPORTIONMENT OF COSTS AND DUTIES. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

          10.6 COMPENSATION DEFERRALS NOT COUNTED UNDER OTHER EMPLOYEE BENEFIT PLANS. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers.

          10.7 APPLICABLE LAW. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of California.

          10.8 SEVERABILITY. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

          10.9 CAPTIONS. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

                                  EXECUTION
          IN WITNESS WHEREOF, U.S. Computer Services, by its duly authorized officer, has executed this Plan on the date indicated below.

                                    U.S. COMPUTER SERVICES


Dated: September 1, 1994      By /James C. Castle/
                                     Title: Chairman & CEO

                           APPENDIX A


                LIST OF PARTICIPATING EMPLOYERS


                                             Effective Date
                 Employer                   of Participation
                 --------                   ----------------

  1.    U.S. Computer Services              September 1, 1994

                               U.S. COMPUTER SERVICES
                          DEFERRED COMPENSATION PLAN

                                AMENDMENT NO. 1

     WHEREAS, U.S. Computer Services ("Company") maintains the U.S. Computer Services Deferred Compensation Plan ("Plan") for the benefit of its eligible Employees; and

     WHEREAS, it is desirable to amend the Plan to clarify certain Plan provisions;

     NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.2 of the Plan is restated to read as follows, effective as of September 1, 1994:

    3.2 CREDITING OF COMPENSATION DEFERRALS. The amounts deferred pursuant to Section 3.1 shall reduce the Participant's Compensation during the Plan Year and shall be credited to the participant's Account no later than the last day of the pay period in which the amounts (but for the deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Committee under such formulae as it shall adopt from time to time.

2. Subsection 5.1.2 of the Plan is restated to read as follows, effective as of September 1, 1994:

     5.1.2 RULES FOR INSTALLMENT PAYMENTS. If, pursuant to Section 3.4, the Participant elected to receive five, ten or fifteen annual installment payments, each annual installment paid to the participant shall be of an equal amount. The amount of each installment shall be calculated
          (a) on the basis of an annual annuity with a term of years equal to the number of installments elected by the Participant, and (b) using an annual interest rate which is the arithmetic mean of the annual interest rates credited to the Participant's Account during each of the three years preceding the year in which the first installment payment is made. After the first installment is paid, each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment.

3. Section 5.3 of the Plan is restated to read as follows, effective as of September 1, 1994:

     5.3 DEATH OF THE PARTICIPANT. If a Participant (a) dies, and (b) prior to his or her death, the Participant terminated employment with all Employers and Affiliates, the balance then credited to his or her Account shall be distributed to his or her Beneficiary or Beneficiaries, at the time specified in Section 5.1 and in the form and manner elected by the Participant under Section 3.4. If a Participant dies while he or she is an employee of an Employer or Affiliate, his or her Beneficiary or Beneficiaries shall be paid a survivor benefit as provided in Section 5.3.1 and 5.3.1 (in lieu of the payment provided in the preceding sentence).

          5.3.1 AMOUNT OF SURVIVOR BENEFIT. The total amount of any survivor benefit shall be determined under such formula or formulae as the Committee. (in its discretion) shall determine from time to time. The formula or formulas determined by the Committee shall take into account the amount of the Participant's Compensation Deferrals for the year of the Participant's death, the balance credited to the Participant's Account at the time of his or her death, the rate for crediting deemed interest (under Section
               3.3) in effect for the year of the Participant' death, the Participant's "projected retirement date" and such other factors as the Committee (in its discretion) shall determine from time to time. For purposes of this Section 5.3.1, a Participant's projected retirement date means (a) the date on which the Participant would have attained age 60, but only if the Participant died prior to attaining age 50, (b) the date on which the Participant would have attained age 65, but only if the Participant died after attaining age 50 and before attaining age 60, or (c) the date on which the Participant would have (or actually) attained ago 70, but only if the Participant died after attaining age 60.

          5.3.2 TIME FOR PAYMENT OF SURVIVOR BENEFIT. Any survivor benefit payable to a Beneficiary or Beneficiaries shall be paid at the time specified in Section 5.1 and in the form and manner elected by the Participant under Section 3.4 for distribution of his or her Account.


IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.

                              U.S. COMPUTER SERVICES

Date: December 12, 1995           /Mary G. Jordan/
                              ----------------------------------
                                 Mary G. Jordan
                                 Vice President, General Counsel
                                  and Secretary

                     AMENDMENT NO. 2 TO THE
       U.S. COMPUTER SERVICES DEFERRED COMPENSATION PLAN


     USCS International, Inc. (formerly, U.S. Computer Services) (the "Company"), having established the U.S. Computer Services Deferred Compensation Plan effective as of September 1, 1994 (the "Plan"), hereby amends the Plan, effective as of May 31, 1996, as follows:

     1. Each reference in the Plan to "U.S. Computer Services" is deleted and replaced with the reference "USCS International, Inc. (formerly, U.S. Computer Services)".

     2.   Section 1.6 is amended in its entirety to read as follows:

          1.6 "COMPANY" shall mean USCS International, Inc. (formerly, U.S. Computer Services), a Delaware corporation.

     3.   Section 1.15 is amended in its entirety to read as follows:

          1.15 "PLAN" shall mean the USCS International, Inc. Deferred Compensation Plan (formerly, the U.S. Computer Services Deferred Compensation Plan), as set forth in this instrument and as hereafter amended from time to time.

     4. The reference in Appendix A to "U.S. Computer Services" is deleted and replaced with the reference "USCS International, Inc. (formerly, U.S. Computer Services)".

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 2 on the date indicated below.

                              USCS INTERNATIONAL, INC.


Date: August 20, 1997          /Deborah Beitz/
      ---------               - -------------------------------
                              Title: Director of Benefits